UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Harleysville National Corporation

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Forward Looking Statements

Except for historical information, all other information in this filing consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made to differ include that the transaction is subject to a number of conditions and approvals. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2008 and in subsequent filings made prior to or after the date hereof.

The proposed merger transaction involving Harleysville National Corporation and First Niagara Financial Group, Inc. will be submitted to Harleysville National Corporation’s shareholders for their consideration. In connection with the proposed merger transaction, Harleysville National Corporation has filed with the SEC a proxy statement/prospectus for the shareholders of Harleysville National Corporation, and Harleysville National Corporation may be filing other documents with the SEC regarding the proposed merger transaction. Shareholders are encouraged to read the proxy statement/prospectus regarding the proposed merger transaction because it contains important information. Shareholders may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Harleysville National Corporation and First Niagara Financial Group, Inc., without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus may also be obtained, without charge, by directing a request to Harleysville National Corporation, Attn: Shareholder Services, 483 Main Street, P.O. Box 195, Harleysville, PA 19438-0195, (215) 256-8851 or (800) 423-3955

Harleysville National Corporation, First Niagara Financial Group, Inc., their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Harleysville National Corporation’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 13, 2009, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 24, 2009. Information regarding First Niagara Financial Group, Inc.’s directors and executive officers is available in First Niagara Financial Group, Inc.’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 24, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement/prospectus filed with the SEC.

The following is a letter mailed to all Harleysville National Corporation shareholders on or about December 21, 2009.

December 21, 2009

Dear Shareholder:

You recently received proxy materials for Harleysville National Corporation’s upcoming special meeting of shareholders on January 22, 2010. I’m writing to you personally to request you to cast your vote “FOR” adoption of the agreement and plan of merger with First Niagara Financial Group, Inc. (“First Niagara.”)

The recent challenging economic conditions have resulted in a significant decline in Harleysville National Bank’s earnings and capital base such that in December 2008, it no longer met the criteria for a well-capitalized financial institution.

The efforts made by the Board of Directors and Management to increase the bank’s capital levels to those consistent with a “well capitalized” bank are described in detail in the Background of the Merger section of the proxy materials. See pages 50 to 52 of the Proxy.

The Board of Directors has concluded that the merger is in the best interests of Harleysville, its shareholders, the community and its other constituencies. In First Niagara, Harleysville has a well-capitalized and profitable merger partner, and the combined company will continue to serve our communities, customers, and clients. And while there is no guarantee that First Niagara will continue to pay a dividend in the future, First Niagara has paid a dividend for many years, and its current quarterly dividend is $0.14 per share. In fact, First Niagara has maintained dividends throughout the recession and in the toughest financial services industry operating environment in generations.

As more fully described in our proxy statement, the exchange ratio is generally subject to downward adjustment if certain of Harleysville’s loan delinquencies equal or exceed $237.5 million. As of November 30, 2009, the amount of such loan delinquencies was $173.6 million. J. P. Morgan, Harleysville’s financial advisor, has confirmed in writing that, in its opinion, the 0.474 exchange ratio is fair to Harleysville’s shareholders from a financial point of view.

I, along with the Board of Directors and management, believe that the merger is the best route forward for Harleysville and urge you to vote “FOR” adoption of the agreement and plan of merger on your proxy and submit your vote.

Thank you for your time to review this very important material and for your affirmative vote.

Sincerely,

Walter E. Daller, Jr.

The following is a script to be used beginning on or about December 21, 2009 by Harleysville National Corporation’s proxy solicitor.

Proxy Solicitation Script – 2010 Special Meeting of Shareholders

Opening for all calls

Hi this is (insert name) and I’m calling regarding the shares you hold in Harleysville National Corporation. The company is holding a special meeting on January 22, 2010 to vote on the merger with First Niagara Financial Group. We are calling you today to make sure you received your proxy materials, answer any questions you may have, and to make sure you take the time to vote your shares.

Message – Questions, Not Voted Yet

Solicitor:	Have you had a chance to review your Proxy Statement?

Shareholder:	No

Solicitor:

Let me take a moment to explain the reasons behind the merger and answer any questions you may have. The background of the merger is explained in detail on pages 42 through 59 of your proxy statement, and I encourage you to read those pages carefully.

Harleysville has been under intense regulatory scrutiny and pressure to raise additional capital since the end of 2008. Throughout 2009, Harleysville has faced a difficult economic environment and continued turmoil in the financial markets, as well as markedly increasing loan losses and non-performing assets, which contributed significantly to the bank’s worsening capital position.

In May, bank regulators gave Harleysville a deadline of June 30, 2009 to raise additional capital and in June. Harleysville publicly announced strategic initiatives designed to strengthen its capital base.

After an exhaustive and thorough process, which included discussions with both private equity investors and financial institutions, Harleysville and First Niagara negotiated a merger that Harleysville’s Board of Directors believed would be of great value to Harleysville’s shareholders and other constituencies.

The following are certain key reasons why the Harleysville Board of Directors is recommending you vote in favor of the merger:

•      Harleysville remains under regulatory pressure to meet certain capital requirements, and it is unlikely that Harleysville would be able to do so and remain an independent company without substantial dilution to its shareholders. A recent loan from First Niagara has enabled Harleysville to improve its capital position, and its regulator has extended the deadline by which Harleysville must meet certain capital requirements. If the merger is not

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consummated, there is no assurance that Harleysville will be able to raise funds sufficient to repay the loan from First Niagara, which could adversely affect Harleysville’s financial condition, prospects, earnings and business.

•     First Niagara’s strong balance sheet, profitability, acquisition track record and experienced integration teams are expected to create synergies for the combined company.

•     The First Niagara/Harleysville National transaction creates a potent combination:

•     Leverages First Niagara’s strong capital position

•     Harleysville franchise complements First Niagara markets in Upstate New York and Western Pennsylvania

•     Potential long term growth for employees and shareholders alike

•     Combined bank has significant cross-selling opportunities

•     This transaction presents attractive upside potential at a fair price with reasonable and manageable credit and execution risk.

Shareholder:	What is going to happen to Harleysville employees?

Solicitor:	A merger with a local competitor with redundant branches and lending operations would likely have led to significant branch overlap and workforce reduction. By contrast, the First Niagara acquisition is likely good for job retention: First Niagara intends to retain key customer-facing employees and has publicly stated that Harleysville customer-facing employees are a core reason why they were attracted to the franchise. It is expected that very little will change until the transaction closes, which is estimated to be in the first quarter of 2010 and, in addition, First Niagara has also stated that it does not intend to close any current Harleysville branches due to the acquisition.

Shareholder:	What is the status of the shareholder lawsuits?

Solicitor:	We believe that the Board fulfilled its fiduciary duties in approving the merger. Harleysville believes that the shareholder suits are without merit and has engaged counsel to fight the lawsuits.

Shareholder:	Is there any risk that Harleysville will eventually breach the threshold for an adjustment in the exchange ratio before closing and I will receive less for my shares?

Solicitor:	As of July 31, 2009 and November 30, 2009, the relevant amount of such delinquent loans was $209.1 million and $173.6 million, respectively. The exchange ratio will be adjusted downward if such loan delinquencies equal or exceed $237.5 million. During October bank management was encouraged by the full payoffs of two nonperforming loans totaling $18 million, which served to reduce delinquent loans by a like amount.

Shareholder:	Harleysville’s core earnings were solid in the third quarter. Why are they proceeding with the sale of the company?

Solicitor:	Despite the fact that core earnings improved in the third quarter, the bank continues to fall below individual minimum capital ratios established by the OCC and, if the transaction is not consummated, will be under regulatory pressure to raise additional capital. It is unlikely that Harleysville would be able to raise capital and preserve

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shareholder value simultaneously. Therefore, the Board of Directors believes that the sale to First Niagara is in Harleysville’s and its shareholders’ and Harleysville’s other constituencies’ best interests.

Shareholder:	Harleysville was such a strong bank for so long. How did the bank end up getting sold at this price?

Solicitor:	The unprecedented collapse of the real estate markets made Harleysville vulnerable considering its concentration in real estate lending. Deterioration in the loan portfolio occurred swiftly. The capital issues that were discussed in public filings and press releases last spring meant that Harleysville had to act quickly to shore up its capital base or face additional pressure from regulators. After evaluating several capital-raising alternatives it became clear that the First Niagara transaction was the best path forward for all constituents especially shareholders. See pages 42 to 49 of the proxy materials for a thorough description of the events that led to the sale of Harleysville to First Niagara.

Shareholder:	Harleysville was trading at $XXX just XXX months ago. Why is selling for $5.50 a good deal for shareholders?

Solicitor:

On the day the merger was announced, the merger consideration represented a 37.5% premium over the HNBC share price the day before the announcement.

As of December 7, 2009, the premium equates to 15.6% or a price of $6.29 per share.

Shareholder:	Will dividends be restored after the merger?

Solicitor:	The merger represents the best possible route to restoring dividends for Harleysville shareholders as First Niagara has paid a $0.14 per share quarterly dividend since August 2008 and has maintained dividends throughout the recession and in the toughest financial services industry operating environment in generations. Of course, there is no guarantee that First Niagara will continue to pay dividends going forward.

Shareholder:	Who is First Niagara?

Solicitor:

First Niagara is well-capitalized, profitable and growing, with $13.2 billion in assets and underwriting discipline that has enabled it to thrive in the challenging operating environment for financial services companies.

First Niagara has carefully managed its credit exposure throughout the recession while executing on growth opportunities.

First Niagara is committed to building a major business and workforce in Pennsylvania, and has also recently completed an acquisition of 57 branches in the Pittsburgh, Warren and Erie areas.

Shareholder:	Is First Niagara in sound financial condition?

Solicitor:

Fitch Ratings affirmed its long-term IDR rating of First Niagara at “BBB” and it’s “Rating Outlook” at “Stable”, in response to the Harleysville transaction announcement.

In First Niagara, Harleysville has a well-capitalized and profitable merger partner.

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Shareholder:	How much will I get for my shares?

Solicitor:

If the merger agreement is approved and the merger is completed, each outstanding share of Harleysville common stock will be converted into the right to receive 0.474 shares of First Niagara common stock.

As more fully described in the proxy materials that have been mailed to you, the exchange ratio can be adjusted downward if certain of Harleysville’s loan delinquencies equal or exceed $237.5 million. You should carefully read the proxy materials.

Shareholder:	Are shareholders getting a fair price for their shares?

Solicitor:

JPMorgan has acted as financial advisor to Harleysville in connection with the merger. JPMorgan also assisted the Harleysville board of directors in identifying and negotiating with other prospective acquirers. Harleysville selected JPMorgan because it is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Harleysville and its business. As part of its investment banking business, JPMorgan is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

At the July 26, 2009 Board of Directors meeting at which the merger was approved by Harleysville’s Board of Directors, JPMorgan reviewed the financial aspects of the proposed merger with the Board of Directors and rendered an oral opinion that the .474 exchange ratio was fair to Harleysville shareholders from a financial point of view. JPMorgan’s opinion does not, however, extend to any downwardly-adjusted exchange ratio. The full text of JPMorgan’ written opinion is attached as an annex to our proxy statement. Harleysville’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by JPMorgan.

Shareholder:	How does the board recommend I vote?

Solicitor:	The board of directors has determined that the merger agreement is in the best interests of Harleysville and its shareholders and unanimously recommends that shareholders vote “FOR” adoption of the merger agreement.

Shareholder:	What are my tax consequences?

Solicitor:	You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 77 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Shareholder:	Do I send in my stock certificate now with my proxy?

Solicitor:	Do not send in your stock certificate now. No more than 30 business days and no less than 20 business days before the anticipated completion of the merger, or on such other date as First Niagara and Harleysville may agree, the exchange agent will mail to each holder of record of Harleysville common

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stock as of five business days prior to the mailing date an election form and transmittal materials for use in making the election and effecting the surrender of certificates representing shares of Harleysville common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of Harleysville common stock for exchange and cancellation to the exchange agent, together with a duly executed election form and transmittal letter, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for Harleysville common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration.

Shareholder:	Is First Niagara a public company?

Solicitor:	Yes, First Niagara’s common stock is traded on the NASDAQ Global Select Market under the symbol “FNFG.” On December 7, 2009, the closing sale price of a share of First Niagara common stock was $13.26

Shareholder:	How many shares have to vote in favor for this proposal to be approved?

Solicitor:	The merger cannot be completed unless the holders of the majority of the outstanding shares of Harleysville common stock vote for adoption of the merger agreement at the special meeting.

Shareholder:	How is Harleysville management voting?

Solicitor:	The directors of Harleysville have entered into voting agreements with First Niagara pursuant to which they have agreed to vote all of their shares in favor of the merger.

Shareholder:	What if I don’t vote?

Solicitor:	If you don’t vote, it’s the same as if you voted against the merger.

Shareholder:	Where is the meeting being held?

Solicitor:	The special meeting will be held at 10:30 am at Best Western, The Inn at Towamencin, on January 22, 2010, New York time.

Shareholder:	What if I don’t like the merger consideration - do I have the right to dissent?

Solicitor:	Holders of Harleysville National Corporation common stock do not have dissenters rights. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Pennsylvania Business Corporation Law of 1988. As a result of one of these exceptions, the holders of Harleysville National Corporation common stock are not entitled to dissenters rights in the merger.

Solicitor:	Do you have any other questions regarding the Company’s proposals?

Solicitor:

(Answer any questions and then go to closing).

Thank you for your time today. Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (NUMBER). The access code for Harleysville is (NUMBER). Have a good (day, evening, afternoon, etc.)

FOR REGISTERED SHAREHOLDERS ONLY: In addition to voting by mail, registered shareholders can vote electronically by telephone or internet. For telephone voting please call (NUMBER) and follow the instructions. For internet voting please go to (URL) and follow the instructions.

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FOR NOBO HOLDERS ONLY: In addition to voting by mail, street name shareholders can vote electronically by telephone or internet. For telephone voting please call the toll free number shown on the front of your voting instruction form. To vote by internet please go to (URL). There is a control number on the front of your voting instruction form. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

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Message – No Questions, Already Voted

Opening for all Calls

Hi this is                                         . I’m calling regarding the shares you hold in Harleysville National Corporation. The company is holding a special meeting on January 22, 2010 to vote on the proposed merger with First Niagara. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.

Solicitor:	Have you had a chance to review your Proxy Statement?

Shareholder:	Yes.

Solicitor:	Do you have any questions regarding the merger?

Shareholder:	No.

Solicitor:	Have you voted your proxy?

Shareholder:	Yes.

Solicitor:

May I ask how you voted?

Solicitor: Thank you for your time today. Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (NUMBER). The access code for Harleysville is (NUMBER). Have a good (day, evening, afternoon, etc.)

FOR REGISTERED SHAREHOLDERS ONLY: In addition to voting by mail, registered shareholders can vote electronically by telephone or internet. For telephone voting please call (NUMBER) and follow the instructions. For internet voting please go to (URL) and follow the instructions.

FOR NOBO HOLDERS ONLY: In addition to voting by mail, street name shareholders can vote electronically by telephone or internet. For telephone voting please call the toll free number shown on the front of your voting instruction form. To vote by internet please go to (URL). There is a control number on the front of your voting instruction form. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

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Answering Machine Messages

Hi this is                                         . I’m calling regarding the shares you hold in Harleysville National Corporation. The company is holding a special meeting on January 22, 2010 to vote on the proposed merger with First Niagara. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.

Please remember that if you don’t vote, it’s the same as if you voted against the merger. The vote at this special meeting is critical because the merger must be approved by the majority of Harleysville’s outstanding shares. If you didn’t receive your proxy materials, if you have any questions or if you need assistance with voting, please give us a call at (NUMBER). The access code for Harleysville is (NUMBER). Thank you for your time.

FOR REGISTERED SHAREHOLDERS ONLY: In addition to voting by mail, registered shareholders can vote electronically by telephone or internet. For telephone voting please call (NUMBER) and follow the instructions. For internet voting please go to (URL) and follow the instructions.

FOR NOBO HOLDERS ONLY: In addition to voting by mail, street name shareholders can vote electronically by telephone or internet. For telephone voting please call the toll free number shown on the front of your voting instruction form. To vote by internet please go to (URL). There is a control number on the front of your voting instruction form. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.